UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2006

CVS CORPORATION

(Exact Name of Registrant

as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011		05-0494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

CVS Corporation (“CVS”) and its wholly owned subsidiary, CVS Pharmacy, Inc. (“CVS Pharmacy”), have entered into an Asset Purchase Agreement dated as of January 22, 2006 with Albertson’s, Inc. (“Albertson’s”) and certain other parties thereto to acquire from Albertson’s, approximately 700 standalone drugstores and a distribution center in La Habra, California for a purchase price of $2.93 billion as well as Albertson’s owned real estate interests in the drugstores for $1.0 billion (collectively the “Standalone Drug Business”). The Standalone Drug Business includes retail drug stores located primarily in southern California, Illinois, Arizona, Indiana, Nevada, Missouri, Wisconsin and Kansas.

In connection with the Asset Purchase Agreement, Albertson’s has entered into a Merger Agreement with SUPERVALU, INC. (“SUPERVALU”) and certain other parties thereto.

CVS’ acquisition of the Standalone Drug Business is structured as an asset purchase and is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the satisfaction or waiver of all closing conditions to the merger. The merger is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act and approval of the merger by the shareholders of both Albertson’s and SUPERVALU.

The foregoing description is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached hereto as Exhibit 10.1. The press release announcing the execution of the Asset Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement dated as of January 22, 2006 among CVS, CVS Pharmacy, Albertson’s, SUPERVALU, New Aloha Corporation and the sellers listed on Annex A thereto.

99.1	Press Release, dated January 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

By:	/S/ DAVID B. RICKARD
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer Dated: January 23, 2006